EXHIBIT 21

Subsidiaries of the Registrant

LoJack de Mexico, S. de R.L. de CV, a Mexican Limited Liability Company

LoJack do Brasil LTDA, a Brazilian Limitada

LoJack International Benelux, a Belgium Limited Liability Company

LoJack International Corporation, a Delaware Corporation

LoJack Italia Srl., an Italian Corporation

LoJack Global LLC, a Delaware Limited Liability Corporation

LoJack Operating Company, L.P., a Delaware Limited Partnership

Vehicle Recovery Systems Company, a Canadian Corporation